Exhibit 4.3

HAWAIIAN ELECTRIC INDUSTRIES, INC.

DIVIDEND REINVESTEMENT AND STOCK PURCHASE PLAN

(As amended and restated effective November 3, 2022)

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Dividend Reinvestment and Stock Purchase Plan (“Plan”) is to provide holders of record of Hawaiian Electric Industries, Inc. (“HEI”) common stock (“Common Stock”) and/or the preferred stock of HEI’s electric utility subsidiary, Hawaiian Electric Company, Inc., and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc (“Preferred Stock”), and any other individual of legal age and any entity (“Nonholder”), with a convenient method of buying Common Stock by using their cash dividends and/or by making optional cash investments.

ADMINISTRATION

2.	Who administers the Plan?

The Plan is administered by Broadridge Corporate Issuer Solutions, Inc. (the “Administrator”), which serves as our stock transfer agent, registrar and dividend disbursing agent. The Administrator acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan. HEI reserves the right to designate a new administrator at any time.

Open market purchases and sales of Common Stock under the Plan are made by a registered broker-dealer (which may be an affiliate of the Administrator) acting as purchasing agent for Plan participants, and we refer to such party herein as the “independent purchasing agent.” The Administrator has designated a registered broker-dealer to perform this function, but reserves the right to appoint a different or successor independent purchasing agent from time to time. The Administrator is not acting as a broker-dealer and will not execute any purchase or sale on behalf of Plan participants. Rather, the Administrator will forward requests to purchase or sell such shares to a broker-dealer appointed by the Administrator, including possibly a broker-dealer affiliated with the Administrator, who will execute the transaction.

3.	How do I contact the Administrator?

Written Inquiries: Hawaiian Electric Industries Shareholder Services

c/o Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717-0718

Street Address: Hawaiian Electric Industries Shareholder Services

c/o Broadridge Corporate Issuer Solutions

1155 Long Island Avenue

Englewood, NY 11717-8309

Attn: IWS

Telephone Inquiries: Toll-Free: 866-672-5841 or 808-206-7529

Fax: 215-553-5402

Email: shareholder@broadridge.com

Website: www.hei.com/shareholder

When communicating with the Administrator, you should have available your Plan account number, taxpayer identification number, and/or the stock certificate number(s).

ELIGIBILITY AND ENROLLMENT

4.	Who is eligible to participate in the Plan?

Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described under Question 5 and (ii) participation by such person or entity would not violate securities or other laws of the state, territory or country where the participant resides that are applicable to HEI, the Plan or the participant. If a beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee) would like to participate in the Plan with respect to such shares, the beneficial owner must first have the shares transferred into such beneficial owner’s name. HEI reserves the right to restrict or terminate participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law.

5.	How do I participate in the Plan?

Current participants — Current participants will automatically be participants in the Plan as amended to date, and do not need to do anything to continue their participation.

Current HEI Shareholders—If you are already an HEI shareholder with at least one share of Common Stock or Preferred Stock registered directly in your name, whether in certificated form, in book-entry notation or held electronically as direct registration shares, you may enroll in the Plan simply by completing and returning the appropriate enrollment form.

If you currently own shares of Common Stock or Preferred Stock that are held on your behalf by an agent, bank or broker (that is, in “street name”), you may participate in the Plan by doing either of the following:

•	Instructing your agent, bank or broker (hereafter, an “agent”) to transfer at least one of your HEI shares to an account registered in your name. You can do this by requesting that your agent transfer your shares via the Direct Registration System (“DRS”) directly to the books of the Administrator, registered in your name. In order to do so, you must provide your agent with the Broadridge Corporate Issuer Solutions, Inc. DTCC Transfer Agent FAST number: 7824. Once the process is completed, you will receive a transaction confirmation showing the deposit of shares in DRS. Upon receipt of the DRS confirmation, you may log into your account by going to www.hei.com/shareholder and enroll in the Plan or you can ask the Administrator to send you an enrollment package.

•	Making arrangements with your agent to participate in the Plan on your behalf, if and to the extent such agent permits beneficial owners to participate in the Plan. Participation in the Plan through an agent may be on terms and conditions that differ from those set forth in this Plan, in which case the terms and conditions set forth by such agent will govern. We are not, and will not be, responsible for the terms of any such participation, including the tax consequences thereof.

The term “participant” as used in this Plan refers to shareholders of record participating directly in the Plan.

Plan participants may send their Common Stock certificates to the Administrator for safekeeping, but doing so is not mandatory. However, in order to sell certificated shares through the Plan, it is necessary that the certificates be deposited in the Plan with the Administrator. See Questions 18 and 19.

Current Nonholders— If you currently hold no shares of Common Stock or Preferred Stock, you may enroll in the Plan by completing and returning an enrollment form for new investors and making an initial investment of at least $250 and not more than $300,000. Enrollment forms may be found at www.hei.com/shareholder or from the Administrator at https://stockplans.broadridge.com. Initial enrollments for Nonholders are processed on a weekly basis and all funds are subsequently invested on the schedule set forth in Question 14.

6.	Are there any restrictions on participation in the Plan by shareholders residing outside the United States?

Regulations in certain countries may limit or prohibit participation in services provided under this type of program. Accordingly, in the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company may determine, in its sole and absolute discretion, not to allow participation because compliance with applicable regulations is not reasonably practicable.

INVESTMENT OPTIONS — DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES

7.	What are my investment options under the Plan?

Participants may elect to have some or all of the dividends they receive on shares of Common Stock and/or the Preferred Stock invested in Common Stock under the Plan. Participants may also make purchases of Common Stock through our optional cash investment feature.

8.	Must my dividends be reinvested automatically?

No. Participants may elect to have cash dividends on all or a portion of the participant’s shares of Common Stock or Preferred Stock automatically reinvested.

Each participant may elect one of the following investment options:

•	Full Dividend Reinvestment—Participant automatically reinvests cash dividends on all shares of Common Stock and Preferred Stock.

•	Partial Dividend Reinvestment—Participant specifies the number of whole shares of Common Stock, and the number, class and series of whole shares of Preferred Stock, as to which the participant wishes to receive cash dividends, and automatically reinvests the remainder of the cash dividends. Participants may not exercise any partial election with respect to fractional shares.

•	Optional Cash Investments Only/No Dividend Reinvestment—Participant makes optional cash investments only and receives cash dividends on all shares of Common Stock and Preferred Stock.

You may change your dividend reinvestment election at any time by notifying the Administrator. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend payment date. Payment of any and all dividends on Common Stock is at the discretion of HEI’s Board of Directors.

9.	When will my dividends be reinvested and at what price?

Newly issued shares will be purchased from the Company on a dividend payment date (such date of purchase, the “Investment Date” as hereinafter defined in Question 14) and shares acquired on the open market will be purchased starting as early as two days prior to the dividend payment date.

The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The price of shares purchased on the open market by the independent purchasing agent with the dividend will be the weighted average price of all shares purchased with reinvested dividends. See Question 15.

10.	What are the minimum and maximum amounts for optional cash investments?

Additional cash investments may be made in amounts of at least $25, subject to a maximum of $300,000 during any calendar year, including your initial investment, if any. In the case of Nonholders making payment by check or individual online investment, the initial cash investment must be at least $250.

11.	How do I make optional cash investments?

Optional cash investments may be made through a variety of methods:

•	By Check. Existing Plan participants may send a personal check or cashier’s check, payable in U.S. dollars to “Broadridge.” Currency, money orders and third-party checks are not allowed. Checks may be accompanied by the appropriate section of your Plan account statement or an Optional Cash Investment coupon. Optional Cash Investment coupons can be obtained by accessing your Plan account at www.hei.com/shareholder. If you do not have a coupon, write the account number in the memo portion of your check and include a note identifying your Plan account.

Mail your optional cash investment to: Hawaiian Electric Industries Shareholder Services

c/o Broadridge Corporate Issuer Solutions

P.O. Box 1342

Brentwood, NY 11717-0718

•	By Individual Online Investment. You may also authorize a one-time, optional cash investment to be deducted from an account at a U. S. financial institution that is a member of the National Automated Clearing House Association. To do so, log into your account via www.hei.com/shareholder and click “Purchase Shares”. You will be re-directed to a new screen which will allow you to set a one-time investment amount and input your banking information.

•	By Recurring Automatic Investments from your U.S. Bank Account. You can authorize monthly automatic investments from an account at a U.S. financial institution that is a member of the National Automated Clearing House Association. The minimum amount for monthly investments is $25. Application forms for automatic cash bank account drafts will be available from the Administrator. See Question 3 for the contact information of the Administrator. To initiate this service, you must send a completed “Automatic Investment” form to the Administrator in hard copy or complete the online form at www.hei.com/shareholder. To change any aspect of the instruction, you must send a revised “Automatic Investment” form to the Administrator or, log into your account via www.hei.com/shareholder and click “Plan Options.” To terminate automatic investments, you must notify the Administrator in writing, or log into your account via www.hei.com/shareholder. Initial set-up, changes and terminations to the monthly automatic investment instructions will be implemented as soon as practicable after receipt by the Administrator of the request.

See Question 14 for a discussion of when optional cash investments will be purchased.

12.	How are investments for returned or “insufficient funds” handled?

If the Administrator does not receive credit for a cash investment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Administrator will immediately remove from participant’s account any pending investment or shares already purchased upon the Administrator’s prior credit of such funds to the participant. The Administrator may also place a hold on the participant’s Plan account until an “insufficient funds” fee of $30 is received from the participant, or may sell such shares to satisfy any uncollected amounts. If the net proceeds from the sale of shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from Participant’s account as necessary to satisfy the uncollected balance.

PURCHASE OF COMMON STOCK

13.	What is the source of Common Stock purchased through the Plan?

Open market share purchases will be made by the Plan’s independent purchasing agent. HEI may also issue authorized but previously unissued shares to the Plan Administrator for participants. HEI will not change the method of acquiring shares of Common Stock more than once in any three-month period.

Share purchases in the open market may be made on any stock exchange where the Common Stock is traded or by negotiated transactions on such terms as the independent purchasing agent may reasonably determine. Neither HEI, the Plan Administrator nor any participant will have any authority or power to control or influence the timing or price at which shares may be purchased by the independent purchasing agent, the manner of effecting these purchases or the broker through which these purchases are made.

14.	When will my optional cash investment be purchased?

Initial and optional investment purchases will occur on a weekly basis, excluding weekends or holidays. We refer to each date on which purchases are made as an “Investment Date.” An Investment Date will occur each Tuesday or, if that date is not a business day, the business day immediately following that Tuesday. The Administrator must receive funds for initial and optional investments no later than two business days before an Investment Date for those investments to be invested in Common Stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them on the next Investment Date.

For automatic investments, funds will be deducted from your designated account on the 25th of each month, or the immediately preceding business day if the 25th is not a business day. Funds will then be invested on the next applicable Investment Date.

Shares purchased from the Company shall be purchased on the applicable Investment Date. Shares acquired on the open market will be purchased by the independent purchasing agent, who will start buying the shares on the Investment Date. Shares purchased on the open market shall be purchased during the period commencing on each applicable Investment Date and ending 30 days thereafter (each, an “Investment Period”).

No interest will be paid on amounts held by the Administrator pending investment. The Administrator may commingle each participant’s funds with those of other participants for the purpose of executing each purchase.

15.	What is the price of shares purchased under the Plan?

Shares purchased by the independent purchasing agent in the open market on any Investment Date will be credited to a participant’s account at the weighted average price incurred to purchase all shares acquired by the independent purchasing agent on that date or, if the independent purchasing agent is unable to complete all required purchases on the Investment Date, at the weighted average price incurred to purchase all shares acquired by the independent purchasing agent during the applicable Investment Period. Brokerage commissions for these purchases will be paid by HEI. The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase.

SALE OF SHARES

16.	How do I sell my Plan shares?

You may sell any number of shares held in your Plan account by (i) contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841 and giving verbal instruction, (ii) completing the appropriate section of your Plan account statement, (iii) accessing your Plan account at www.hei.com/shareholder and submitting the number of shares to sell, or (iv) preparing a written request and sending it to the Administrator by mail or by fax at (215) 553-5402. Participants may instruct the Administrator to sell shares under the Plan through a Batch Order, Market Order or Day Limit Order. All sales options may not be available at all times. The Administrator will forward your request to the Plan’s independent purchasing agent, and the independent purchasing agent will sell your shares within five business days. You may have the net proceeds of any sale of your shares held under the plan remitted to you by check, via U.S. mail, or by automatic deposit in your U.S. bank account. As an added security measure, the Administrator may apply a five business-day hold period to the initial association of banking account information to investor accounts as well as changes made to established direct deposit or direct debit instructions. This hold period is a method of preventing unauthorized transactions. For faster delivery of proceeds to be delivered by check, checks can be sent on the settlement date by an overnight courier for an additional fee of $25.00, or $30.00 for Saturday delivery.

Batch Order (online, by telephone or by written request) — A Batch Order is an accumulation by the Administrator of all requests to sell shares through the Plan submitted together as a collective request. Batch Orders are submitted on each trading day, assuming there are sale requests to be processed. The Administrator will forward your request to a registered broker-dealer (which registered broker-dealer may be an affiliate of the Administrator) and the broker-dealer will sell your shares, along with shares to be sold for other accounts, within five business days, assuming the applicable market is open for trading and sufficient market liquidity exists. Proceeds from the sale, less a sales fee of $15 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you on the settlement date. You may request a Batch Order sale online at www.hei.com/shareholder, by contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841 or by written request. All sale requests received in writing will be submitted as Batch Order sales.

Market Order (as available online or by telephone) — A Market Order is a request to sell shares promptly at the then-current market price. A participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time), the Administrator will promptly submit the shares to a registered broker-dealer (which registered broker-dealer may be an affiliate of the Administrator) for sale on the open market and the order will be executed as soon as market conditions allow. The price per share will be the market price of the sale obtained by the Administrator’s broker-dealer and is not guaranteed. Proceeds from the sale, less a market order fee of $25 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you on the settlement date. You may request a Market Order sale only online at www.hei.com/shareholder or by contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841. Once entered, Market Order requests received by the Administrator during market hours are final and cannot be canceled. Sales requests submitted near or after the close of the market may be executed on the next trading day, along with other requests received after market close. Depending on the current trading activity, there may not be a market for your request and the order could be canceled at the end of the trading day. If your Market Order is canceled, you will receive an email confirmation. If your Market Order was canceled and you still want the shares to be sold, you will need to re-enter the sale request.

Day Limit Order (as available online or by telephone) — A Day Limit Order is an order to sell shares when, and if, they reach a specific trading price on a specific day. A participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (or, for orders placed outside of market hours, the next trading day). All limit orders are considered irrevocable upon final submission of the order and cannot be canceled within market hours. Proceeds from the sale, less a limit order fee of $25 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you within five business days following the sale. You may request a Day Limit Order only online at www.hei.com/shareholder or by contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841. Depending on the current trading activity, the entered price may not be met by the end of that trading day or there may not be a market for the request. In both instances, the order will be canceled at the end of the trading day. Should a participant submit a limit order that falls under the current trading price at the time of receipt by the broker, there is a chance the order will be canceled upon receipt if it exceeds certain pricing thresholds meant to protect you from erroneous entries. The order may also be canceled by the applicable stock exchange or by the Administrator’s broker due to certain restrictions. If your Day Limit Order is canceled, you will receive an email confirmation. If your Day Limit Order was canceled and you still want the shares to be sold, you will need to re-enter the sale request.

17.	Is there a minimum number of shares that I must maintain in my account to keep it active?

Yes. You must maintain at least five shares of Common Stock in your Plan account. If your Plan account balance falls below five shares, the Administrator may terminate your participation in the Plan without written notice. Upon termination, your participation in the Plan will cease and your shares will be sold. A check for the value of the shares, less any fees and commissions will be mailed to the address of record. If you have a bank account on file, the funds will be deposited into your bank account.

If you are a new investor who has signed up for automatic monthly investments, your Plan account will be exempt from this requirement until you accumulate five shares in your Plan account.

CUSTODIAL SERVICE

18.	How does the custodial service (book-entry shares) work?

All shares of Common Stock that are purchased through the Plan will be held by the Administrator and reflected in book-entry notation form in the participant’s account on the records of the Administrator. A Plan participant who holds Common Stock in certificated form may also, at any time, deposit those certificates for safekeeping in the Plan with the Administrator, and the shares represented by the deposited certificates will be included as Plan shares in the participant’s account.

19.	How do I deposit my HEI stock certificates with the Administrator?

To deposit certificates into the Plan, you should send your certificates, by registered and insured mail (insured for 2% of the value of the shares), to the Administrator with written instructions to deposit the shares represented by the certificates in your Plan account. The certificates should not be endorsed and the assignment section should not be completed.

20.	Are there any charges associated with this custodial service?

No. There is no cost to you either for having the Administrator hold the shares purchased for you through the Plan or for depositing with the Administrator the Common Stock certificates you hold for the purpose of adding the shares to your Plan shares.

ISSUANCE OF STOCK CERTIFICATES

21.	How do I request a stock certificate?

To request a stock certificate for any shares held in an account, Participants must send written instructions to the Administrator. All stock certificates will be issued in the account holder’s name and will be mailed via the U.S. Postal Service to the shareholder’s address on record. A $20 service fee will be charged for each stock certificate issued. The service fee should be paid through check, payable to Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) and must accompany the request for a stock certificate.

GIFTS AND TRANSFERS OF SHARES

22.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your Plan shares by sending the Administrator a completed stock power transfer form. Copies of this form may be obtained from the Administrator or online at www.hei.com/shareholder. Signatures of all registered holders must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program helps to establish that the individual signing is in fact the owner as indicated on the participant’s account. Broadridge is a Paperless Legal Transfer Agent. As transfer agent, Broadridge relies on the Medallion guaranteed signature of the shareholder, or his, her or its agent to transfer stock. Supporting legal documentation (e.g., death certificates, trusts, powers of attorney, letters of testamentary/administration, etc.) must be reviewed and maintained by the guarantor institution. Legal documents that accompany a transfer request sent to the transfer agent will not be reviewed or returned. The Medallion signature guarantee stamp can be obtained at most major banks and brokerage firms.

23.	Enrolling Newly Transferred Accounts

You may transfer shares to new or existing shareholders. The transfer of Plan shares will automatically enroll the new account in the Plan with a full cash dividend. Documentation to request the transfer of Plan shares can be found at www.hei.com/shareholder.

24.	What about Gifts to Minors?

If you are transferring shares to a minor, you need to provide the state of residency for the minor and the name of the adult custodian who will be listed on the account. Once the minor has reached the age of majority, the custodian’s name can be removed by following the transfer instructions in Question 22.

FEES ASSOCIATED WITH THE PLAN

25.	What are the fees associated with participation in the Plan?

Transaction fees will be as follows:

Enrollment Fee	Company paid
Commission for Open Market Purchase of Shares	Company paid
Reinvestment of Dividends	None
Optional cash investments via check or automatic investment	Company paid
Safekeeping of Common Stock certificates	None
Certificate issuance	$20.00
Batch Sale of shares (partial or full)	$0.12 per share + $15 service fee
Market Order Sales	$0.12 per share + $25 service fee
Day Limit Order Sales	$0.12 per share + $25 service fee
Historical Research Fee	$25 per account
Replacement Check Fee	None

Returned checks due to insufficient funds, stop pay orders, closed accounts, or failed electronic transfers due to insufficient funds	$30.00
Failed electronic funds transfers for all other reasons	$25.00
Original statements	None
Duplicate statements	None
Overnight delivery of sales proceeds or statements	$25.00
Saturday delivery of sales proceeds or statements	$30.00

Fees are subject to change with prior notice except for the brokerage commission fee which may change without prior notice.

WITHDRAWAL FROM THE PLAN

26.	How do I close my Plan account?

You may terminate your participation in the Plan either by calling (808) 206-7529 or toll free at (866) 672-5841 and giving verbal instruction or by sending written instructions (a notice of withdrawal) to the Administrator. Written instructions can be mailed to the address provided in Question 3 or faxed to 215-553-5402. Upon termination, your whole shares will be converted to book-entry form in DRS. The DRS advice will be sent to you together with a check for the value of any fractional share, less any sales fee. Alternatively, you can have all of the shares in your Plan account sold for you as described in Question 16.

Any shares converted to book-entry form in DRS upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the shares are to be issued in a name other than the name or names on your Plan account, you must include complete transfer instructions signed by all registered shareholders. The signature(s) on the instruction letter must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. See Question 22.

The Administrator will process notices of withdrawal and send proceeds to you as soon as practicable, without interest. If a notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed as soon as practicable following the payment date. Thereafter, cash dividends will be paid out to the shareholder and not reinvested in Common Stock.

If you are an active participant in the automatic investment service and request that all of your shares be sold and your Plan account be terminated, be aware that you may have a purchase pending that will result in more shares being placed in your Plan account after the original sale request has been completed. If you elect to sell but do not request termination of your Plan account, your shares will be sold and future reinvestments and any authorized investment deductions from your Plan account at a financial institution will continue.

ADDITIONAL INFORMATION

27.	What kind of reports will be sent to participants in the Plan?

Statements will be sent to participants with account activity (such as purchase, sale, transfer, deposit, withdrawal of shares or dividend reinvestment) two weeks following the completion of such transaction or as soon as practicable thereafter. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax reporting and other purposes. In addition, each participant will receive all communications sent to all other shareholders, such as annual reports and proxy statements or notices of availability of these documents.

Please note that if you are enrolling only for dividend reinvestment, you will not receive a confirmation notice of your enrollment. Statements will be sent upon the reinvestment of any dividend.

28.	Can Plan statements be sent electronically?

Yes. You can elect to have your Plan statements sent to you via E-delivery by logging into your Plan account at any time at www.hei.com/shareholder.

29.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Administrator or held by you in certificated or DRS form will be credited to your Plan book-entry notation position. If HEI makes a distribution on shares in a form other than cash or shares of Common Stock or Preferred Stock, you will receive the distribution in kind.

30.	How do I vote my Plan shares at shareholders’ meetings?

As a Plan participant, you will be sent proxy materials through the mail or electronic delivery or we will provide you with notice and access to proxy materials in accordance with the rules and regulations of the Securities and Exchange Commission to allow you to vote the shares held by the Administrator in your Plan account. You can vote by using the Internet or telephone or by signing, dating and returning the proxy card. Fractional shares will be aggregated and voted in accordance with the participants’ directions.

If a participant does not provide instructions on how to vote the shares held in the Plan, participant will be deemed to have instructed HEI to instruct the Administrator to vote the shares held by the participant in the Plan in accordance with the recommendations of the Company’s Board of Directors on each issue.

31.	Can the Plan be changed or discontinued?

HEI reserves the right to change any administrative procedures of the Plan at any time. HEI reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by HEI, whole shares held in a participant’s account under the Plan will be converted to book-entry notation form in DRS and a cash payment will be made for any fractional share.

LIMITATION OF LIABILITY

If you choose to participate in the Plan, you should recognize that neither HEI nor the Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan.

Neither HEI nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death, the price at which shares are purchased or sold for the participant’s account, the times when purchases or sales are made or fluctuations in the market value of Common Stock. This limitation of liability will not constitute a waiver by any participant of his, her, or its rights under the federal securities laws.

The Administrator is administering this Plan on behalf of HEI. The Administrator is not a registered broker-dealer and does not endorse or recommend the services of any brokerage company. Any shareholder utilizing the Plan will not be a brokerage customer of the Administrator. The Administrator’s role in administering the Plan is purely ministerial and clerical. Additionally, the Administrator does not warranty or guarantee execution quality or fulfillment of transaction requests.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of Common Stock dividends will continue to be determined by HEI’s Board of Directors in its discretion, depending upon future earnings, the financial condition of HEI and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.